Notice of Meeting

and

Information Circular

in respect of the

ANNUAL AND SPECIAL MEETING

OF UNITHOLDERS

to be held on May 10, 2004

Dated April 9, 2004

NOTICE OF ANNUAL AND SPECIAL MEETING

    NOTICE IS HEREBY GIVEN that an annual and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of Provident Energy Trust (the "Trust") will be held in the Ballroom at The Delta Bow Valley Hotel, 209 - 4th Avenue S.E., Calgary, Alberta on Monday, May 10, 2004 at 3:00 p.m. (Calgary time) for the following purposes, which are described in more detail in the Proxy Statement and Information Circular of the Trust (the "Circular") accompanying this Notice, namely to:

  receive the audited consolidated financial statements of the Trust together with the Report of the Auditor thereon for the year ended December 31, 2003;

  appoint the auditors for the ensuing year;

  elect the ten directors of Provident Energy Ltd. to hold office until the next annual meeting of Unitholders or until their successors are elected or appointed;

  re-appoint Computershare Trust Company of Canada as trustee of the Trust for the ensuing year;

  consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution approving an increase in the number of Trust Units reserved for issuance under the Trust Unit Option Plan; and

  transact such other business as may properly come before the Meeting or any adjournment thereof.

    The full text of the resolution for the matter referred to in Item 5 is set out in Schedule "A" to the Circular.

    Only Unitholders of record at the close of business on April 9, 2004 will be entitled to notice of and to vote at the Meeting or any adjournment thereof, except that a transferee of Trust Units after such record date may, not later than 10 days before the Meeting, establish the right to vote by providing evidence of ownership of Trust Units and requesting that the transferee's name be placed on the voting list in place of the transferor.

    If you are unable to attend the Meeting in person, please complete and sign the enclosed form of proxy and forward it in the enclosed self-addressed envelope, or otherwise deliver it to Computershare Trust Company of Canada at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 Attention: Proxy Department, to reach the addressee no later than 3:00 p.m. (Toronto time) on May 7, 2004 or, if the Meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the Meeting is reconvened.

    Holders of exchangeable shares in the capital of Provident Acquisitions Inc. and Provident Energy Ltd. of record at the close of business on April 9, 2004 will be entitled to notice of and to vote in accordance with the procedures for voting such exchangeable shares provided in the voting and exchange trust agreement dated January 17, 2003 among Provident Energy Ltd., Computershare Trust Company of Canada and the Trust and the voting and exchange trust agreement dated October 2, 2002 among Provident Acquisitions Inc., Computershare Trust Company of Canada and the Trust (collectively, the "Voting and Exchange Trust Agreements").

    Holders of exchangeable shares may vote by signing the enclosed form of Voting Direction and remitting it to Computershare Trust Company of Canada, in its capacity as trustee under the Voting and Exchange Trust Agreements, at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 Attention: Proxy Department (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8). In order to be valid and acted upon at the Meeting, the Voting Direction must be received no later than 3:00 p.m. (Toronto time) on May 7, 2004 or, if the Meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the Meeting is reconvened.
By Order of the Board of Directors of
Provident Energy Ltd.

(Signed) THOMAS W. BUCHANAN
Chief Executive Officer

Calgary, Alberta

PROXY STATEMENT AND INFORMATION CIRCULAR

SOLICITATION OF PROXIES

    This Proxy Statement and Information Circular is furnished in connection with the solicitation of proxies by Provident Energy Ltd. ("Provident") on behalf of Computershare Trust Company of Canada (the "Trustee") for use at the Annual and Special Meeting (the "Meeting") of holders (the "Unitholders") of trust units ("Trust Units") of Provident Energy Trust (the "Trust"). The Meeting will be held at the Delta Bow Valley Hotel, Ballroom, 209 - 4th Avenue S.E. Calgary, Alberta, on Monday, May 10, 2004 at 3:00 p.m. (Calgary time) for the purposes set forth in the Notice of Annual and Special Meeting (the "Notice") accompanying this Proxy Statement and Information Circular. In addition to solicitation by mail, proxies may also be solicited by personal interviews, telephone, facsimile or other means of communication by directors and officers of Provident without special compensation. In addition, Provident may retain the services of a managing solicitor dealer to form and manage a soliciting dealer group or a solicitation agent to solicit proxies in connection with the Meeting on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary in such retainer agreements. The cost of solicitation will be borne by Provident and reimbursed by the Trust.

    The information contained in this Proxy Statement and Information Circular is given as of March 31, 2004 unless otherwise specifically stated.

    The Trust has two types of securities outstanding that entitle holders to vote generally at meetings of Unitholders; Trust Units and special voting units ("Special Voting Units"). A single Special Voting Unit was issued to Computershare Trust Company of Canada (the "Exchangeable Shares Trustee") as trustee under a voting and exchange trust agreement for the benefit of holders of exchangeable shares issued by Provident Acquisitions Inc., an indirect wholly-owned subsidiary of the Trust, in connection with the acquisition of Meota Resources Corp., which was completed on October 2, 2002. In addition, a single Special Voting Unit was issued to the Exchangeable Shares Trustee as trustee under a voting and exchange trust agreement for the benefit of holders of exchangeable shares issued by Provident in connection with the management internalization transaction involving Provident Management Corporation ("Managementco") which was completed on January 17, 2003.

    The Trust Units and the Special Voting Units vote together as a single class on all matters. Each Trust Unit outstanding on the Record Date (as defined herein) is entitled to one vote. Each of the Special Voting Units which is outstanding carries a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which the exchangeable shares are then exchangeable. The Exchangeable Shares Trustee is required to vote the Special Voting Units in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the Exchangeable Shares Trustee does not receive instructions. The procedures for holders of exchangeable shares to instruct the Exchangeable Shares Trustee about voting at the Meeting are explained in this Proxy Statement and Information Circular and in the Voting Direction for Holders of Exchangeable Shares (the "Voting Direction") that has been provided to holders of exchangeable shares together with this Proxy Statement and Information Circular.

NOTICE TO BENEFICIAL HOLDERS OF SECURITIES

    The information set forth in this section is of significant importance to many Unitholders, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Trust. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominee for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients. The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

    Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of unitholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically mails a scanable voting instruction form in lieu of the form of proxy. The Beneficial Unitholder is requested to complete and return the voting instruction form to them by mail or facsimile. Alternatively, the Beneficial Unitholder can call a toll-free telephone number to vote the Trust Units held by the Beneficial Unitholder. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting as the voting instruction form must be returned as directed by IICC well in advance of the Meeting in order to have the Trust Units voted.

    The foregoing discussion similarly applies to holders of exchangeable shares who do not hold their exchangeable shares in their own name. Only holders of exchangeable shares whose name appears on the records of Provident Acquisitions Inc. or Provident, as the case may be, as the registered holders of exchangeable shares are entitled to instruct the Exchangeable Shares Trustee as to how to exercise voting rights in respect of their exchangeable shares at the Meeting

APPOINTMENT OF PROXIES

    A Unitholder who wishes to be represented at the Meeting by proxy must complete and sign the enclosed form of proxy and forward it in the enclosed self-addressed envelope or otherwise deliver it to Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 Attention: Proxy Department, to reach the addressee no later than 3:00 p.m. (Toronto time) on May 7, 2004 or, if the meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the meeting is reconvened.

    The document appointing a proxy shall be in writing and shall be executed by the Unitholder or his or her attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

    The persons named as proxyholders in the enclosed form of proxy are directors or officers of Provident. A Unitholder desiring to appoint some other person as his or her representative at the Meeting may do so either by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, delivering the completed proxy to Computershare Trust Company of Canada, at the place and within the time specified above for the deposit of proxies. Representatives so appointed by a Unitholder are not required to be Unitholders.

    By a resolution of the directors of Provident, the record date for the Meeting has been established as April 9, 2004 (the "Record Date"). Only Unitholders of record as of the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting or any adjournment thereof, except that a transferee of Trust Units after such Record Date may, not later than ten (10) days before the Meeting, establish the right to vote by providing evidence of ownership of Trust Units and requesting that the transferee's name be placed on the voting list in place of the transferor.

    The foregoing discussion similarly applies to holders of exchangeable shares. A Voting Direction is the only means by which a holder of exchangeable shares may exercise their voting rights pursuant to the Voting and Exchange Trust Agreements. A holder of exchangeable shares who wishes to exercise its voting rights must properly complete and sign the enclosed Voting Direction and forward it in the enclosed self-addressed envelope or otherwise deliver it to, Exchangeable Shares Trustee, Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 Attention: Proxy Department, to reach the addressee no later than 3:00 p.m. (Toronto time) on May 7, 2004 or, if the meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the meeting is reconvened.

    The Voting Direction allows a holder of exchangeable shares to instruct the Exchangeable Shares Trustee to appoint a representative of the Trust's management as proxy to exercise the votes to which the holder is entitled. Such representatives of management named in the enclosed Voting Direction are directors or officers of Provident. A holder of exchangeable shares desiring to appoint itself or some other person as his or her representative at the Meeting may do so by inserting such person's name in the blank space provided in the Voting Direction, delivering the completed Voting Direction to Computershare Trust Company of Canada, at the place and within the time specified above for the deposit of proxies. Representatives so appointed by a holder of exchangeable shares are not required to be securityholders of the Trust, Provident or Provident Acquisitions Inc.

    Only holders of exchangeable shares of record as of the close of business on the Record Date will be entitled to receive notice of and to vote in accordance with the terms of the voting and exchange trust agreements.

REVOCATION OF PROXIES AND VOTING DIRECTIONS

    A Unitholder who has submitted a form of proxy has the power to revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing signed by the Unitholder or by the Unitholder's attorney authorized in writing, or, if the Unitholder is a corporation, under its corporate seal or by a duly authorized officer or attorney of the corporation, and delivered to the Trust or Computershare Trust Company of Canada at the address referred to herein no later than the close of business, local time, on the day (excluding Saturdays, Sundays and statutory holidays) before the Meeting, or if the Meeting is adjourned, on the day (excluding Saturdays, Sundays and statutory holidays) before it is reconvened or with the Chairman of the Meeting immediately prior to the Meeting, or any reconvened Meeting.

A holder of exchangeable shares who has submitted a Voting Direction may revoke it at any time prior to the Meeting. In addition to revocation in any other manner permitted by law, a Voting Direction may be revoked by instrument in writing executed by the holder of exchangeable shares or his attorney authorized in writing or, if the holder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the office of the Exchangeable Shares Trustee at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Voting Direction is to be acted upon, or with a representative of the Exchangeable Shares Trustee in attendance at the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the Voting Direction is revoked.

EXERCISE OF DISCRETION WITH RESPECT TO PROXIES AND VOTING DIRECTIONS

    The form of proxy furnished by the Trust, where the Unitholder specifies a choice with respect to any matter identified in the Notice will be voted on or withheld from voting on any ballot in accordance with the instructions contained therein. Where no choice is specified, the form of proxy will be voted "FOR" each matter identified in the Notice. The persons appointed under the form of proxy furnished by the Trust are conferred discretionary authority with respect to amendments to those matters specified in the form of proxy or other matters which may properly come before the Meeting. At the time of the printing of this Proxy Statement and Information Circular, the management of Provident knows of no such amendment or other matter except as disclosed in this Proxy Statement and Information Circular. If any matters which are not now known should properly come before the Meeting, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

    The Voting Direction furnished by the Trust, where the holder of exchangeable shares specifies a choice with respect to any matter identified in the Notice will be voted or withheld from voting on any ballot in accordance with the instructions contained therein. Where no choice is specified, the Exchangeable Shares Trustee will not exercise any of such votes.

RELATIONSHIPS AMONG THE TRUSTEE, THE TRUST AND PROVIDENT

    The Trust is an open-end unincorporated investment trust created under the laws of Alberta pursuant to a trust indenture (the "Trust Indenture") dated as of January 25, 2001 between Founders Energy Ltd. (the predecessor to Provident Energy Ltd.) and the Trustee (as successor to Montreal Trust Company of Canada), as amended from time to time. The Trust was established for the purpose of acquiring and holding, directly and indirectly, interests in petroleum and natural gas properties. Provident is a corporation wholly-owned by the Trust. The principal business of Provident is to manage and administer the operating activities associated with the oil and gas properties and midstream services business in which it has an interest. On January 17, 2003, Provident acquired all of the issued and outstanding shares of Managementco and subsequently amalgamated with Managementco. See "Executive Compensation-Internalization Transaction". As a result, Provident is now also responsible for providing the management, administrative and support services to the Trust previously provided by Managementco pursuant to a management agreement dated March 6, 2001 among the Trustee (as successor to Montreal Trust Company of Canada), Provident and Managementco (the "Management Agreement").

INTEREST OF THE TRUSTEE, PROVIDENT AND
THE DIRECTORS AND OFFICERS OF PROVIDENT IN MATTERS TO BE ACTED UPON

    Neither the Trustee, Provident nor any director or executive officer of Provident, nor any proposed nominee for election as a director of Provident, nor any associate or affiliate of any one of them, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting except as otherwise disclosed in this Proxy Statement and Information Circular under the headings "Special Meeting Matters" and "Annual Meeting Matters".

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

    Except as disclosed in this Proxy Statement and Information Circular, neither the Trustee, Provident nor any director or executive officer of Provident, nor any proposed nominee for election as a director of Provident, nor any other insider of the Trust, or Provident, nor any associate or affiliate of any one of them has or has had, at any time since the beginning of the year ended December 31, 2003, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect the Trust or Provident except as otherwise disclosed in this Proxy Statement and Information Circular under the heading "Executive Compensation - Internalization Transaction".

INDEBTEDNESS OF THE TRUSTEE AND THE DIRECTORS AND EXECUTIVE OFFICERS
OF PROVIDENT

    Neither the Trustee nor any of the directors or executive officers of Provident, nor any proposed nominee for election as a director of Provident, nor any associate or affiliate of any one of them, is or was indebted, directly or indirectly, to the Trust or Provident at any time since the beginning of the year ended December 31, 2003.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Trust Units

    As at March 31, 2004, the Trust had 87,985,673 issued and outstanding Trust Units. Each Trust Unit entitles the holder thereof to one vote at all meetings of Unitholders.

Exchangeable Shares

    As at the date of this Proxy Statement and Information Circular, two Special Voting Units had been issued to the Exchangeable Shares Trustee in conjunction with the issuance of exchangeable shares of Provident Acquisitions Inc. and exchangeable shares of Provident. Each of the Special Voting Units which is outstanding carries a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which the exchangeable shares are then exchangeable. Each holder of exchangeable shares on the Record Date is entitled to give the Exchangeable Shares Trustee voting instructions for a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which that holder's exchangeable shares are then exchangeable. A Voting Direction is the means by which a holder of exchangeable shares may authorize the voting of his or her voting rights at the Meeting. The Exchangeable Shares Trustee will exercise each vote only as directed by the relevant holder on the Voting Direction. In the absence of instructions from a holder as to voting, the Exchangeable Shares Trustee will not exercise those votes.

    As of March 31, 2004, there are 344,055 exchangeable shares of Provident Acquisitions Inc. issued and outstanding and the exchange ratio is 1.29351 Trust Units for each exchangeable share of Provident Acquisition Inc. As of March 31, 2004, there were 1,279,277 exchangeable shares of Provident issued and outstanding and the exchange ratio is 1.226320 Trust Units for each exchangeable share of Provident.

Principal Holders

    As at the date of this Proxy Statement and Information Circular, and to the best of the knowledge of the Trust and the directors and executive officers of Provident no person or company beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the issued and outstanding Trust Units.

    As of the date of this Proxy Statement and Information Circular, and to the best of the knowledge of the Trust, the directors and executive officers of Provident beneficially owned, directly or indirectly, or exercised control or direction over, 1,351,756 Trust Units representing approximately 1.5% of the issued and outstanding Trust Units and 1,279,277 exchangeable shares of Provident representing 100% of the issued and outstanding exchangeable shares of Provident. Each such exchangeable share of Provident held by such director and executive officer is exchangeable into Trust Units at the current exchange ratio of 1.226320. The directors and executive officers of Provident do not beneficially own, directly or indirectly, or control or direct any of the exchangeable shares of Provident Acquisitions Inc.

EXECUTIVE COMPENSATION

    Prior to the year ended December 31, 2003, the Trust included executive compensation information with respect to the compensation paid to Managementco under the terms of the Management Agreement. See "Executive Compensation - Executive Compensation Information for the Year Ended December 31, 2002". As the Trust internalized its management during the year ended December 31, 2003, executive compensation with respect to the most recently completed financial year has been provided for the Chief Executive Officer, the President, the Chief Financial Officer, Vice President, Finance and Corporate Secretary, the Vice President, Production Operations and Chief Operating Officer and the Vice President, Corporate Development (collectively, the "Named Executive Officers"). See "Executive Compensation - Executive Compensation Information for the Year Ended December 31, 2003".

Executive Compensation Information for the Year Ended December 31, 2002

Compensation of Managementco

    During the year ended December 31, 2002, Managementco managed Provident pursuant to the terms of the Management Agreement.

    Thomas Buchanan and Randall Findlay directly or indirectly held all of the issued and outstanding shares of Managementco and were the only directors and officers of Managementco. There were no amounts paid by

Provident or the Trust directly to Mr. Buchanan or Mr. Findlay during the year ended December 31, 2002, except for the reimbursement of expenses that such individuals incurred directly on behalf of Provident or the Trust and the benefits and perquisites described herein. Compensation was paid to Managementco for the services it provided to the Trust and Provident in accordance with the terms of the Management Agreement.

Reimbursement of Expenses

    Pursuant to the terms of the Management Agreement, Managementco was entitled to reimbursement of general and administrative costs and expenses related to its performance under the Management Agreement by the Trust and Provident, other than costs related solely to Managementco. The salaries of the President and the Chief Executive Officer of Provident who were provided by Managementco were not reimbursable but the costs of certain of the benefits and perquisites were reimbursable, subject to certain limits. For the year ended December 31, 2002, reimbursed general and administrative costs and expenses totalled $246,242 of which benefits and perquisites to the President and the Chief Executive Officer provided by Managementco amounted to $46,901.

Management Fee

    Pursuant to the terms of the Management Agreement, Managementco was entitled to receive (a) a fee in an amount equal to 2% of operating cash flow of Provident, such amount to be calculated as at the end of each calendar month and paid on the 15th day following any such calendar month or if such day is not a business day, on the next business day; and (b) a fee (the "Total Return Fee") equal to 6% of the Total Return Amount, such amount to be calculated as at the end of each Return Period and paid on the 15th day following the end of each such Return Period.

    For the purpose of the preceding paragraph, the following capitalized terms have the following meanings:

"Internal Rate of Return" means the discount rate (expressed as an annual percentage rate, and adjusted appropriately should the Return Period be less than a full calendar year, based on monthly compounding) which equates the distributions in respect of a Trust Unit during a Return Period and the Unit Market Price at the end of a Return Period with the Unit Market Price at the beginning of such Return Period, taking into account the dates on which distributions were made.

"Market Capitalization" means an amount equal to the weighted average number of Trust Units outstanding for the Return Period multiplied by the Unit Market Price at the beginning of the Return Period.

"Return Period" means the period for which the fee under the Management Agreement is being calculated; which period shall be a calendar year, except for any year in which the Management Agreement is terminated, in which case the return period shall commence at the start of such year and end on the date of such termination.

"Total Return Amount" means in respect of any Return Period an amount equal to the Total Return Percentage minus 8.0% if the Return Period is a full calendar year and adjusted appropriately should the Return Period be less than a full calendar year, multiplied by the Market Capitalization for that Return Period.

"Total Return Percentage" means the Internal Rate of Return to a holder of a Trust Unit for a particular Return Period.

"Unit Market Price" of the Trust Units at any date means the weighted average of the trading price per Trust Unit for such Trust Units for each day there was a closing price for the 10 consecutive trading days immediately preceding such date and the 10 consecutive trading days from and including such date on the Toronto Stock Exchange (the "TSX").

Internalization Transaction

    On January 17, 2003, the Unitholders approved a transaction in which Provident acquired all of the issued and outstanding shares of Managementco for aggregate consideration of $18.0 million, payable by the issuance of an aggregate of 1,682,242 exchangeable shares of Provident at an agreed upon price of $10.70 per share. Immediately following the acquisition, Provident and Managementco were amalgamated and continued under the name "Provident Energy Ltd.". The exchangeable shares of Provident are held in escrow pursuant to the terms of escrow agreements dated January 17, 2003. The number of exchangeable shares held in escrow representing 25% of the initial underlying Trust Units to be issued to the vendors are releasable per year beginning on June 30, 2003 and are also releasable in certain other limited circumstances.

    As part of the internalization transaction, Provident, Managementco, Mr. Buchanan and Mr. Findlay entered into an agreement on November 22, 2002 establishing the management fees owing by Provident to Managementco for the year ended December 31, 2002 (the "Management Fee Amending Agreement"). Under the terms of the Management Fee Amending Agreement, base fees of $0.5 million in cash for the period of November 1 through December 31, 2002 were paid to Managementco. A total of $2.3 million in base fees were paid to Managementco for the period January 1, 2002 through December 31, 2002. In addition, the Total Return Fee payable to Managementco for the period January 1, 2002 through December 31, 2002 was limited to an agreed upon amount of $9.0 million to be satisfied by the payment to Managementco of $4.0 million in cash and $5.0 million payable by the issuance of 467,290 Trust Units at an agreed upon price of $10.70 per Trust Unit. No management fees were paid to Managementco for the period January 1, 2003 to January 17, 2003.

Executive Compensation Information for the Year Ended December 31, 2003

Composition of the Governance, Human Resources and Compensation Committee

    The Governance, Human Resources and Compensation Committee, which is comprised of John B. Zaozirny, Grant D. Billing and Jeffrey T. Smith, all of whom are outside directors independent of management, is responsible for, among other things, reviewing executive compensation matters and making recommendations relating to, among other things, executive compensation matters to the board of directors for its approval.

Report on Executive Compensation

    The Governance, Human Resources and Compensation Committee has overall oversight responsibility for monitoring and assessing the compensation policies of the Trust. Provident recognizes the need to deliver a compensation package that recognizes top performance and the ability to attract and retain top performers. Compensation for all of the executive officers, including the Chief Executive Officer and the President, is reviewed against prevailing industry compensation practices for similar enterprises, the Trust's performance in achieving certain goals and the Trust's performance in relation to the performance of the Trust's peers. Standard benefits are provided to all employees, including the executive officers. Executive compensation also includes participation in the trust unit option plan (the "Option Plan").

    Base Salary: The Governance, Human Resources and Compensation Committee strives to set all executive annual salaries at a level comparable to executive officers of comparable oil and gas trusts based upon a review of a number of factors, including the level of responsibility, experience, previous compensation, individual performance and overall corporate performance.

    Short Term Incentive Plan: The Trust has a short term incentive program available to all employees of the Trust. Employees are eligible to receive an annual cash incentive payment that is determined based on a combination of the Trust's annual performance and a discretionary component based on management's assessment of an individual's performance during the period. The President and Chief Executive Officer are eligible to receive an annual cash incentive payment of up to 50 percent of their annual base salary and all Vice Presidents are eligible to receive an annual cash incentive payment of up to 40 percent of their annual base salary. All payments made to senior officers of the Trust pursuant to the plan are made after approval of the Trust's year end results and are subject to the recommendation of the Governance, Human Resources and Compensation Committee and the approval of the board of directors of Provident.

    Option Plan: The board of directors may grant options to purchase Trust Units to directors, officers, employees and consultants of the Trust. The Option Plan is a key instrument used in attracting and retaining top performing people with the entrepreneurial characteristics needed to further the Trust's objectives and prospects for further growth.

    The Governance, Human Resources and Compensation Committee believes that it has been successful in providing Provident's executive officers with a package that combines reasonable base compensation with additional potential short-term and long-term financial rewards that are tied to positive operational and financial results and increases in Unitholder value.

    The foregoing report is respectfully submitted to the Unitholders by the Governance, Human Resources and Compensation Committee.

John B. Zaozirny (Chair)
Grant D. Billing
Jeffrey T. Smith

Summary Compensation

    The following table provides a summary of compensation information for each of the Named Executive Officers for the year ended December 31, 2003.
		Annual Compensation			Long-Term Compensation
					Awards		Payout
				Other		Trust Units
				Annual	Securities	Subject to
		Salary	Bonus	Compensation(2)	under	Resale	LTIP	All Other
Name and Position(1)	Year	($)	($)	($)	Options	Restrictions	Payouts	Compensation
Thomas W. Buchanan	2003	250,000	Nil	23,316	500,000	-	-	-
Chief Executive Officer
Randall J. Findlay	2003	250,000	Nil	25,508	500,000	-	-	-
President
Mark N. Walker	2003	175,000	57,750	18,020	123,333	-	-	-
Chief Financial Officer,
Vice-President, Finance and
Corporate Secretary
Cameron G. Vouri	2003	175,000	57,750	27,532	98,333	-	-	-
Vice-President, Production
Operations and Chief
Operating Officer
David J. Fricker	2003	170,000	2,125	30,703	150,000	-	-	-
Vice President, Corporate
Development

Notes:
(1) Each Named Executive Officer receives compensation in their role as an executive officer of Provident, a subsidiary of the Trust.
(2) The value of perquisites and other personal benefits received by the Named Executive Officers was not greater than $50,000 or 10% of the total salary and bonus for the year.

Options Granted to Named Executive Officers

    The following table sets forth details with respect to options granted to the Named Executive Officers during 2003 pursuant to the Option Plan. See "Trust Unit Option Plan".

Options Grants During the Most
Recently Completed Financial Year
				Market Value of
		% of Total		Securities
		Options	Initial	Underlying
	Options	Granted to	Exercise or	Options
	Granted	Employees in	Base Price	on the Date of Grant
Name	(#)	Financial Year	($/Security)	($/Security)(1)	Expiration Date

Thomas W. Buchanan	500,000	14%	$10.75	$5,375,000	January 1, 2007

Randall J. Findlay	500,000	14%	$10.75	$5,375,000	January 1, 2007

Mark N. Walker	90,000	3%	$11.42	$1,027,800	March 7, 2007

Cameron G. Vouri	90,000	3%	$11.42	$1,027,800	March 7, 2007

David J. Fricker	60,000	2%	$10.89	$653,400	January 8, 2007
	90,000	3%	$11.42	$1,027,800	March 7, 2007

Note:
(1) The value of the market value of securities underlying options on the date of grant is the difference between the exercise price of the options and the closing stock value of the Trust Units on the TSX on December 31, 2003, which was $11.43 per Trust Unit, and includes certain allowable reductions to the exercise price of the options in accordance with the Option Plan based upon the cash distributions to Unitholders. See "Trust Unit Option Plan".

Aggregate Options Exercised by Named Executive Officers and Year-End Values

    The following table sets forth details with respect to options exercised by the Named Executive Officers during 2003 pursuant to the Option Plan.

Aggregate Options Exercised During the
Most Recently Completed Financial Year and
Financial Year-end Options Values
Value of Unexercised
	Securities	Aggregate	Unexercised Options	In-the-Money Options
	Acquired on	Value	At December 31, 2003	at December 31, 2003
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Thomas W. Buchanan	Nil	Nil	166,667 / 333,333	351,667 / 703,333

Randall J. Findlay	Nil	Nil	166,667 / 333,333	351,667 / 703,333

Mark N. Walker	10,000	39,100	101,666 / 36,667	214,131 / 56,702

Cameron G Vouri	53,333	154,790	60,000 / 36,667	69,000 / 56,702

David J. Fricker	Nil	Nil	50,000 / 100,000	70,100 / 140,200

Note:

(1) The value of the unexercised and in-the-money options is the difference between the exercise price of the options and the closing stock value of the Trust Units on the TSX on December 31, 2003, which was $11.43 per Trust Unit, and includes certain allowable reductions to the exercise price of the options in accordance with the Option Plan based upon the cash distributions to Unitholders.
See "Trust Unit Option Plan".

Compensation of the Directors of Provident

    In 2003, the annual retainer paid to the directors was $100,000 for the Chairman of the board of directors and $15,000 for each other independent director, excluding each of Messrs. Buchanan and Findlay. The annual retainer for the independent members of the board of directors was paid in four equal quarterly cash installments on the fifteenth day of January, April, July and October. In addition, the Chairman of the board of directors received $2,000 for each meeting attended and each independent director received $1,250 for each meeting attended while all independent directors were compensated $625 per meeting for attending single purpose meetings to set the monthly cash distribution amount for the Trust.

    In 2003, the committee retainer paid to committee members was $4,000 for the Chairman and $2,500 for committee members. In addition, the Chairman of each committee received $2,000 for each meeting attended, and each committee member received $1,250 for each meeting attended. Each director is also compensated for all reasonable out-of-pocket expenses incurred in respect of attending any board of directors or committee meeting. Messrs. Buchanan and Findlay did not receive any compensation for acting as directors of Provident.

    In addition, directors of Provident are eligible to participate in the Option Plan as further described in this Proxy Statement and Information Circular. Directors of Provident were issued an aggregate total of 560,000 options pursuant to the Option Plan at an exercise price ranging between $10.28 and $11.14 during the year ended December 31, 2003.

Compensation of the Trustee

    The Trustee was reimbursed for costs and expenses incurred for the year ended December 31, 2003. Compensation is paid to the Trustee for the services it provides as trustee and as registrar and transfer agent of the Trust. For the year ended December 31, 2003, the Trustee received $178,196 for the services it provided as trustee and as registrar and transfer agent of the Trust.

Executive Employment Agreements

    Provident has entered into executive employment agreements (the "Executive Employment Agreements") with each of Mr. Buchanan and Mr. Findlay. Under the terms of the Executive Employment Agreements, each of Mr. Buchanan and Mr. Findlay received an annual salary of $250,000 for the year ended December 31, 2003 and thereafter as determined by the Board of Directors annually, provided that each annual determination shall not be less than the previous year's annual salary. Each of Messrs. Buchanan and Findlay are also entitled to a cash bonus of up to 50% of his annual salary in an amount determined by the Board of Directors based on certain established criteria.

    Each of Mr. Buchanan and Mr. Findlay receive and participate in any and all fringe benefit plans, coverages and other perquisites made available from time to time to Provident's executive officers.

    In the event of a change of control or termination of employment for any reason other than cause, each of Mr. Buchanan and Mr. Findlay will receive two times the aggregate of his then current salary and the bonus paid to him in respect of the most recently completed financial year.

    The other Named Executive Officers do not have executive employment agreements with Provident.

Performance Analysis

    The following graph illustrates changes from March 6, 2001, the day the Trust Units commenced trading on the TSX, to December 31, 2003 in the cumulative Unitholder return, assuming an initial $100 investment in Trust Units with all cash distributions reinvested at the record date of such distributions, compared to the cumulative return of the TSX 300 Index and the TSX Oil and Gas Producers Sub-Index, assuming the reinvestment of distributions, where applicable, for the comparable period.

Total Return Performance
(Cumulative Value of a $100 Investment as of March 6, 2001)

Trust Unit Option Plan

    Under the Option Plan, options to purchase a maximum of 5,000,000 Trust Units may be granted to employees, officers, directors and consultants to the Trust and its subsidiaries. The Option Plan is administered by Provident. Subject to regulatory approval, the exercise price of an option is determined at the time of grant and is to be not less than the closing price of the Trust Units on the TSX on the last day preceding the grant on which a trade of Trust Units occurred on such exchange. The Option Plan includes a feature to reduce the exercise price of an option by the amount in which the cash distributions per unit exceeds 8% of the original grant price of the option. The 8% return, or performance threshold, is calculated on an annualized basis and must be achieved prior to triggering a reduction in the option exercise price. The term of an option and vesting provisions are to be determined at the time of grant and may vary as between individual grants of options. However, the term of an option shall not be less than one year and not more than ten years from the date of grant. Options are exercisable only during the term of employment or service of an employee, consultant or officer or during the period of service as a director or trustee. Provident shall determine whether any or all of the options shall be exercisable for a period following the date of termination of employment or service at the time of granting the option, subject to regulatory approvals.

    Currently, the number of Trust Units subject to options which may be granted from time to time under the Option Plan may not exceed 5,000,000 Trust Units (which number may be decreased at any time and may be increased from time to time, subject to regulatory approval and the approval of the Unitholders). The number of Trust Units reserved for issuance pursuant to options granted to insiders of the Trust or Provident (or their advisors) shall not exceed 10% of the total number of Trust Units then outstanding. Furthermore, the issuance to insiders of the Trust or Provident (or to their advisors) shall not exceed or result in the issuance to such insider during a one year period of more than 10% of the total number of Trust Units outstanding, nor may the issuance of Trust Units held by such insider of the Trust or Provident (or their advisors), and associates of such insider, within a one-year period, exceed 5% of the total number of Trust Units then outstanding. In addition, the number of Trust Units reserved for issuance to any one person pursuant to options shall not exceed 5% of the total number of Trust Units then outstanding. Options are not assignable or transferable. No financial assistance will be provided to holders of options who wish to exercise their options to acquire Trust Units. As of the date of this Proxy Statement and Information Circular, options to acquire an aggregate of 4,163,332 Trust Units have been granted to the employees, consultants, officers and directors of Provident.

    At the Meeting, Unitholders will be asked to consider and, if deemed advisable, pass an ordinary resolution approving an increase in the number of Trust Units reserved for issuance under the Option Plan. See "Special Meeting Matters".

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

    The following table sets forth the number of Trust Units to be issued pursuant to equity compensation plans, the weighted average exercise price of such outstanding options and the number of Trust Units remaining available for future issuance under equity compensation plans of the Trust.
			Number of securities
			remaining available for
			future issuance under
			equity compensation plans
	Number of securities to be	Weighted-average exercise	(excluding securities
	issued upon exercise of	price of outstanding	reflected in the first
Plan Category	outstanding options	options	column)
Equity compensation plans
approved by	4,008,744	$11.06	607,276
securityholders

Equity compensation plans	Nil	Nil	Nil
not approved by
securityholders

Total	4,008,744	-	607,276

RECORD OF CASH DISTRIBUTIONS

    The following table sets forth the per Trust Unit amount of monthly cash distributions paid by the Trust since its inception.
		Distribution
	Distribution Amount	Amount
	(Cdn$)	(US$)(1)

2001
March - December	$2.54	$1.64

		Distribution
	Distribution Amount	Amount
	(Cdn$)	(US$)(1)

2002
January - December	$2.03	$1.29
2003
January	0.20	0.13
February	0.20	0.13
March	0.20	0.14
April	0.20	0.15
May	0.20	0.15
June	0.20	0.14
July	0.17	0.12
August	0.15	0.11
September	0.15	0.11
October	0.15	0.11
November	0.12	0.09
December	0.12	0.09
Total for 2003	$2.06	$1.47
2004
January	0.12	0.09
February	0.12	0.09
March	0.12	0.09
Total to date for 2004	$0.36	$0.27

    Since its inception, the Trust has paid an aggregate of $6.99 (US$4.67) in cash distributions to Unitholders.

Note:
(1) The exchange rate is based on the Bank of Canada noon rate on the payment date.

PREMIUM DISTRIBUTION, DISTRIBUTION REINVESTMENT
AND OPTIONAL UNIT PURCHASE PLAN

    The Trust has implemented a premium distribution, distribution reinvestment and optional unit purchase plan (the "DRIP") to provide holders of Trust Units with a means to automatically reinvest sums received on account of distributions on Trust Units. Provident reserves the right to prorate the participation in the DRIP to manage the amount of cash reinvested in the Trust and the Trust Units issued under the DRIP. Computershare Trust Company of Canada, as Plan Agent, may at the election of a participant (a) purchase Trust Units with the cash distributions at 95% of the market value of the Trust Units, or (b) elect to purchase additional Trust Units with the cash distributions and deliver such Trust Units to a broker in exchange for a premium cash distribution equal to an amount up to 102% of the monthly cash distribution, or (c) purchase new Trust Units under the optional unit purchase plan at a subscription price of 100% of the average market price of the Trust Units. If a participant has elected either (a) or (b), the Plan Agent may, on behalf of such participant, purchase additional Trust Units with the cash distributions at the market value of such Trust Units. Residents of Canada are eligible to elect options (a), (b), or (c). Due to regulatory restrictions, residents of the United States are eligible to elect option (a) only at this time. Employees of Provident, including the Named Executive Officers, are entitled to participate in the DRIP.

    The Plan was implemented in May 2002. The following table provides the details of the DRIP since its inception.

		Premium	5% Discounted Unit Price for
		Distribution	Distribution Reinvestment Purchase Plans
			15 Day Weighted
	Regular	102% of Regular	Average Unit	5% Discounted
Payable Date	Distribution	Distribution(1)	Price(2)	Unit Price
15 Mar-04	0.12	$0.1224	$10.7003	$10.1653
13Feb-04	0.12	$0.1224	$10.7793	$10.2403
15-Jan-04	0.12	$0.1224	$11.3938	$10.8241
15-Dec-03	0.12	$0.1224	$11.0111	$10.4605
14-Nov-03	0.15	$0.1530	$11.1087	$10.5533
15- Oct-03	0.15	$0.1530	$10.6767	$10.1429
15-Sep-03	0.15	$0.1530	$11.0898	$10.5353
15-Aug-03	0.17	$0.1734	$11.2479	$10.6855
15- Jul-03	0.20	$0.2040	$11.1238	$10.5676
13- Jun-03	0.20	$0.2040	$11.7557	$11.1679
15-May-03	0.20	$0.2040	$10.9777	$10.4288
15-Apr-03	0.20	$0.2040	$10.2330	$ 9.7220
14-Mar-03	$0.20	$0.2028	$11.3800	$10.8110
14-Feb-03	$0.20	$0.2038	$10.9587	$10.4108
15-Jan-03	$0.20	$0.2026	$10.7670	$10.2287
13-Dec-02	$0.19	$0.1927	$10.1323	$9.6257
15-Nov-02	$0.18	$0.1828	$10.5114	$9.9858
15-Oct-02	$0.17	$0.1730	$10.7673	$10.2289
13-Sep-02	$0.17	$0.1729	$10.7667	$10.2284
15-Aug-02	$0.17	$0.1730	$10.9281	$10.3817
15-Jul-02	$0.17	$0.1730	$11.0773	$10.5234
14-Jun-02	$0.17	$0.1734	$10.5482	$10.0207

Notes:

(1) If, in respect of any distribution payment date, fulfilling all of the elections under the DRIP would result in Provident exceeding either the limit on new equity set by Provident or the aggregate annual limit on new Trust Units issuable pursuant to optional cash payments, then elections for the purchase of new Trust Units on that distribution payment date will be accepted: (i) first, from participants electing to reinvest their cash distributions in new Trust Units under the distribution reinvestment component of the DRIP; (ii) second, from participants electing to make optional cash payments; and (iii) third, from participants electing to receive the premium distributions. If Provident is not able to accept all elections in a particular category, then purchases of Trust Units in that category on the applicable distribution payment date will be prorated among all participants in that category according to the number of additional Trust Units sought to be purchased. Therefore, amounts shown in the table represent maximum amounts payable and actual amounts paid may be less due to proration.

(2) This is the price used for purchases made under the DRIP.

    Materials relating to the DRIP are available at www.providentenergy.com or by contacting Provident by phone at (403) 296-2233 or by mail at 700, 112 - 4th Avenue S.W., Calgary, Alberta T2P 0H3.

CORPORATE GOVERNANCE

General

    In 1995, the TSX adopted a set of guidelines which were revised in 1999 (the "Guidelines") relating to corporate governance matters. The Guidelines address such matters as the constitution and independence of boards of directors, the functions to be performed by boards and their committees, and the relationship among a corporation's board of directors, management and shareholders. The TSX has prescribed that all corporations listed on the TSX must now annually disclose their approach to corporate governance with specific reference to each of the Guidelines.

    Attached as Schedule "B" to this Proxy Statement and Information Circular is a description of the Trust's corporate governance practices, which have been established by the terms of the Trust Indenture and Unanimous Shareholder Agreement and Management Agreement. Provident believes that, where practicable, the approach to corporate governance is substantially consistent with the Guidelines.

    The board of directors of Provident presently has three standing committees, being an Audit Committee, a Governance, Human Resources and Compensation Committee and a Reserves, Operations and Environmental, Health and Safety Committee. All of the members of these three committees are "unrelated directors".

Audit Committee

    The Audit Committee consists of Mr. M.H. (Mike) Shaikh (Chairman), Mr. Bruce R. Libin and Mr. Norman R. Gish. The Audit Committee reviews the Trust's interim unaudited consolidated financial statements and annual audited consolidated financial statements and certain corporate disclosure documents including the annual information form, management's discussion and analysis and annual and interim earnings press releases before they are approved by the board of directors. The Committee reviews and makes a recommendation to the board of directors in respect of the appointment and compensation of the external auditor and it monitors accounting, financial reporting, control and audit functions. The Audit Committee meets to discuss and review the audit plans of external auditors and it is directly responsible for overseeing the work of the external auditor with respect to the preparing or issuing of the auditor's report or the performance of other audit, review or attest services, including the resolution of disagreements between management and the external auditor regarding financial reporting. The Committee questions the external auditor independently of management and reviews a written statement of its independence based on the criteria found in the recommendations of the Canadian Institute of Chartered Accountants. The Committee must be satisfied that adequate procedures are in place for the review of the Trust's public disclosure of financial information extracted or derived from its financial statements and it periodically assesses the adequacy of those procedures. The Audit Committee must approve or pre-approve, as applicable, any non-audit services to be provided to the Trust by the external auditor. In addition, it reviews and reports to the board of directors on the Trust's risk management policies and procedures and reviews the internal control procedures to determine their effectiveness and to ensure compliance with the Trust's policies and avoidance of conflicts of interest. The Committee has established procedures for dealing with complaints or confidential submissions which come to its attention with respect to accounting, internal accounting controls or auditing matters.

Governance, Human Resources and Compensation Committee

    The Governance, Human Resources and Compensation Committee consists of Mr. John B. Zaozirny (Chairman), Mr. Grant D. Billing and Mr. Jeffrey T. Smith. The Committee is responsible for recommending to the board of directors suitable candidates for director positions. The selection assessment includes a wide array of factors deemed appropriate, all in the context of an assessment of the perceived needs of the board of directors and Provident at the time. In addition, the Committee assists the board of directors on corporate governance issues and in compiling the results of a directors' questionnaire dealing with the effectiveness of the board of directors, its members and its committees.

    The Governance, Human Resources and Compensation Committee's mandate also includes reviewing Provident's human resources policies and procedures and compensation and incentive programs. The Committee is responsible for assessing senior management's performance and recommending senior management compensation to the board of directors. The Committee reviews the adequacy and form of directors' compensation and makes recommendations designed to ensure that directors' compensation adequately reflects the responsibilities of the board of directors. The Committee also administers the Option Plan and makes recommendations to the board of directors respecting grants of options thereunder.

Reserves, Operations and Environmental, Health and Safety Committee

    The Reserves, Operations and Environmental, Health and Safety Committee consists of Mr. Jeffrey T. Smith (Chairman), Dr. Robert Mitchell, Mr. Bruce R. Libin and Mr. Byron J. Seaman. The Committee assists the board in its oversight of the oil and natural gas reserves evaluation process and the public disclosure of reserves data and related information as required by National Instrument 51-101; the operations of Provident, including operating activities, operating expenses and capital expenditure budget; and the environmental, health and safety issues, including the evaluation of Provident's programs, controls and reporting systems, and compliance with applicable laws, rules and regulations.

SPECIAL MEETING MATTERS

Approve Amendments to the Trust Unit Option Plan to Increase the Number of Trust Units Reserved for Issuance under the Trust Unit Option Plan

    Currently, the maximum number of Trust Units reserved for issuance under the Option Plan is 5,000,000. The board of directors of Provident believe it is important to issue options from time to time to provide a continuing incentive to its directors, officers, employees and consultants. Pursuant to the terms of the Option Plan, the total number of Trust Units reserved for issuance under the Option Plan shall not exceed 10% of the issued and outstanding Trust Units. The Option Plan includes a feature to reduce the exercise price of an option by the amount in which the cash distributions per unit exceeds 8% of the original grant price of the option. The 8% return, or performance threshold, is calculated on an annualized basis and must be achieved prior to triggering a reduction in the option exercise price. As the number of issued and outstanding Trust Units has increased since the time the Option Plan was first created, the board of directors of Provident proposes that Unitholders authorize an increase in the number of Trust Units reserved for issuance under the Option Plan to 8,000,000 Trust Units. If approved, the number of Trust Units reserved for issuance under the Option Plan, as amended, will be approximately 8% of the issued and outstanding Trust Units (including Trust Units issuable upon exchange of exchangeable shares) as of March 31, 2004.

    The board of directors believes that it is important to provide competitive compensation to officers, employees and consultants of Provident, including compensation in the form of options. Given the growth the Trust has experienced since the beginning of the year ended December 31, 2003, the board of directors of Provident considers an increase in the number of Trust Units reserved for issuance under the Option Plan to be appropriate.

    The board of directors of Provident have approved the ordinary resolution to amend the Option Plan to increase the number of Trust Units reserved for issuance under the Option Plan and recommend that the Unitholders vote in favour of the ordinary resolution to amend the Option Plan. The form of the resolution to be considered by Unitholders relating to this matter of special business is set forth in Schedule "A".

    To be approved, the ordinary resolution to amend the Option Plan must be passed by the affirmative votes of holders of not less than 50% of the Trust Units represented in person or by proxy at the Meeting. In addition, the TSX requires the ordinary resolution to amend the Option Plan be approved by a majority of the votes cast at the Meeting other than votes attaching to Trust Units beneficially owned by insiders of the Trust and its subsidiaries and associates of such insiders, who in the aggregate own 1,351,756 Trust Units and 1,279,277 exchangeable shares of Provident. Computershare Trust Company of Canada, the transfer agent and registrar of the Trust, will be directed to exclude such Trust Units and the Special Voting Unit representing such exchangeable shares from voting on this resolution at the Meeting.

Re-appointment of Trustee

    The Trust Indenture provides that the Unitholders shall re-appoint the Trustee of the Trust to hold office until the next annual meeting of Unitholders. Computershare Trust Company of Canada was first appointed as trustee of the Trust on January 25, 2001.

    The Board of Directors has approved and recommend that the Unitholders vote in favour of the ordinary resolution to re-appoint Computershare Trust Company of Canada as trustee of the Trust. The persons named in the enclosed form of proxy intend to nominate and, unless expressly instructed to the contrary in such form of proxy, to vote for the re-appointment of Computershare Trust Company of Canada as trustee of the Trust to hold office until the next annual meeting of the Unitholders.

ANNUAL MEETING MATTERS

Financial Statements

    The consolidated financial statements of the Trust for the year ended December 31, 2003 will be placed before the Unitholders at the Meeting. These financial statements were audited by PricewaterhouseCoopers LLP, Chartered Accountants, of Calgary, Alberta.

Election of Directors

    Provident has a board of directors consisting of ten members, all of whom, in accordance with the Unanimous Shareholders Agreement, shall be elected on behalf of the Unitholders.

    The persons listed in the following table will be nominated at the Meeting. Each director elected will hold office until the close of the next annual meeting of Unitholders, or until his successor is duly elected or appointed. It is the intention of the persons named in the enclosed form of proxy and the Voting Direction supplied to Unitholders and holders of exchangeable shares, as applicable, to vote such proxy for the election of persons named on the following table as directors of Provident. Management does not contemplate that any of the nominees will be unable to serve as directors, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy shall have the right to vote for another nominee in their discretion.

    The following table includes information about each of the nominees for election as a director, including the number of Trust Units beneficially owned, directly or indirectly, or over which control or direction is exercised. Each of the nominees has served as a director of Provident since the year he first became a director.

			Number of Trust
			Units Beneficially
Name and Municipality		Director of	Owned or
of Residence	Principal Occupation	Provident Since	Controlled
G.D. Billing (2), (3) (5)	Executive Chairman, Superior Plus Inc., a	2001	269,666
Calgary, Alberta	propane retailing, pulp chemicals and
	natural gas retailing company, since 1998.
	Prior thereto President and Chief Executive
	Officer of Norcen Energy Ltd. an oil and
	gas exploration and production company,
	from 1994 to 1998.
Thomas W. Buchanan	Chief Executive Officer of Provident since	2001	1,258,761 (4)
Calgary, Alberta	March 2001. Prior thereto, Executive Vice
	President Corporate Development and
	Chief Financial Officer of Founders
	Energy Ltd. from October 1999 to March
	2001. Prior thereto, President and Chief
	Executive Officer of Founders Energy Ltd.
	from 1996 to October 1999.
Randall J. Findlay	President of Provident since March 2001.	2001	1,194,342 (4)
DeWinton, Alberta	Prior thereto, Executive Vice President and
	Chief Operating Officer of Founders
	Energy Ltd. from December 1999 to March
	2001. Prior thereto, Senior Vice President
	of TransCanada Pipelines Ltd., a pipeline
	company, and President and Chief
	Executive Officer of TransCanada Gas
	Processing L.P., a gas processing
	partnership, from June 1998 to August
	1999.

			Number of Trust
			Units Beneficially
Name and Municipality		Director of	Owned or
of Residence	Principal Occupation	Provident Since	Controlled
Norman R. Gish (5)	President, Gish Consulting Inc., energy	2003	3,000
	consultants, Director, Superior Plus Inc.,
	Noranda Inc. and Chairman and Director of
	Railpower Technologies Corp., Energreen
	Canada Corp. and Quadrise Canada Fuel
	Systems Inc. Prior thereto, Chairman,
	President and Chief Executive Officer of
	Alliance Pipeline Ltd. and Aux Sable
	Liquid Products Inc.
Bruce R. Libin (1), (3)	Chairman and Executive Chairman and	2001	42,192
Calgary, Alberta	Chief Executive Officer of Destiny
	Resource Services Corp., a resource
	services company, since 1997 and
	December 2000, respectively. President of
	B.R. Libin Capital Corp., an investment,
	merchant banking and investment banking
	advisory services company since 1995.
Dr. Robert Mitchell	Independent businessman since September	2004	Nil
	2003. Prior thereto, Executive Vice
	President of Talisman Energy Inc. (and its
	predecessor BP Canada Inc.), a public oil
	and gas company, from 1984 to September
	2003.
Byron J. Seaman (1), (3)	Independent businessman and private	2001	38,735
Calgary, Alberta	investor.
M.H. (Mike) Shaikh (2), (3) (5)	President of M.H. Shaikh Professional	2001	29,320
Calgary, Alberta	Corporation (Chartered Accountants).
Jeffrey T. Smith (2), (3)	Independent businessman and private	2001	4,900
Calgary, Alberta	investor.
John B. Zaozirny (2), (3)	Counsel to the law firm of McCarthy	2001	15,003
Calgary, Alberta	Tétrault LLP and Vice-Chairman of
	Canaccord Capital Corporation. Director
	and strategic advisor to a number of public
	and private corporations, as well as a
	Governor of the Business Council of
	British Columbia.

Notes:
(1) Member of the Audit Committee.
(2) Member of the Governance, Human Resources and Compensation Committee.
(3) Member of the Reserves, Operations and Environment, Health and Safety Committee.
(4) Includes Trust Units issuable upon exchange of exchangeable shares of Provident held by such director at an exchange ratio of 1.226320.
(5) Mr. Billing also holds $250,000 principal amount of the Trust's 10.5% convertible unsecured debentures (the "10.5% Debentures").
Mr. Shaikh also holds $445,000 principal amount of the 10.5% Debentures. Mr. Gish also holds $20,000 principal amount of the Trust's 8.75% convertible unsecured subordinated debentures.

Appointment of Auditors

    The Trust Indenture provides that Unitholders shall appoint the auditors of the Trust at each annual meeting of Unitholders. Unitholders will be asked at the Meeting to pass a resolution appointing PricewaterhouseCoopers LLP as the auditors of the Trust for a term expiring at the close of the next annual meeting of Unitholders. PricewaterhouseCoopers LLP were appointed the initial auditors of the Trust on January 25, 2001 pursuant to the terms of the Trust Indenture.

ADDITIONAL INFORMATION

    Copies of the Trust's most recent annual information form and any information incorporated therein by reference, the Trust's audited consolidated financial statements as at and for the year ended December 31, 2003 and this Proxy Statement and Information Circular may be obtained on the SEDAR website at www.sedar.com or from the Chief Executive Officer of Provident at 700, 112 - 4th Avenue S.W., Calgary, Alberta T2P 0H3. Financial information respecting the Trust is provided in the Trust's financial statements and management's discussion and analysis. Additional information relating to the Trust is also available on SEDAR at www.sedar.com.

SCHEDULE "A" TO THE PROXY STATEMENT
AND INFORMATION CIRCULAR

    Approve Amendments to the Trust Unit Option Plan (the "Option Plan") to Increase the Number of Trust Units Reserved for Issuance under the Option Plan

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

(a) the Option Plan be amended to increase the number of Trust Units reserved for issuance under the Option Plan to 8,000,000 Trust Units; and

(b) any director or officer of Provident be and is hereby authorized and directed to execute and deliver such documents and instruments and take such other actions as such director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, and the approval by such director or officer of the text of such documents or instruments and the taking of such actions shall be conclusive proof of the approval thereof by the Unitholders.

SCHEDULE "B" TO THE PROXY STATEMENT
AND INFORMATION CIRCULAR

Corporate Governance Guideline of
	the Toronto Stock Exchange	Compliance	Comments

1.	The Board should explicitly	Yes	General: The Board of Directors has the duty of
	assume responsibility for		managing the business and affairs of Provident and the
	stewardship of the Trust, and		Trust in accordance with the provisions of the Trust
	specifically for:		Indenture and Unanimous Shareholders Agreement and
other requirements of law including those applicable to
the directors of a public corporation. In order to fulfill its mandate, the Board of Directors holds scheduled
meetings once per fiscal quarter and additionally as
required to consider specific issues. It is the
responsibility of the Board of Directors to establish the
general strategic direction of Provident and the Trust and
to oversee the conduct of the business and affairs of
Provident and the Trust. The board also establishes
monthly distribution amounts and distribution
reinvestment parameters. The Board of Directors
approves the operating objectives through its processes of
assessing the general strategic direction by establishing
annual capital and operating budgets. Management is
responsible for the conduct of the day to day operations
of Provident and the Trust.
	(a) Adoption of a strategic	Yes	The Board of Directors is committed to a strategic review
	planning process		and planning process and holds an annual strategic
planning session. The Board will also continue to
establish a number of corporate goals to be achieved. The
Board of Directors receives, reviews, authorizes and
monitors the ongoing business plan of Provident and the
Trust.
	(b) Identification of principal	Yes	The Board considers all of the principal risks facing its
	risks, and implementing risk-		operations and business at its regularly scheduled Board
	management systems		meetings and through its audit and other committees.
	(c) Succession planning and	Yes	The Board of Directors actively considers succession
	monitoring senior		planning and monitoring senior management.
management

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	(d) communications policy	Yes	The Board of Directors has generally delegated the
communications policy to the senior management of
Provident. In this regard, Provident adopted a corporate
disclosure policy in March 2004 which provides that
Unitholder communications will be generally handled by
a committee comprised of the senior management of
Provident (the "Disclosure Committee"). However, on
occasion, the Disclosure Committee may designate other
members of management and/or directors to
communicate with Unitholders directly. The policy
provides for, among other things, procedures to identify
material non-public information and to prevent
inadvertent disclosure.
Information which is publicly disclosed is released
through news wire services, the general media, and
posted to the Trust's home page on the Internet (and
mailings to Unitholders in the case of quarterly and
annual financial statements.)
	(e) integrity of internal control	Yes	The Board of Directors directly and through the
	and management information		establishment of committees has established processes
	systems		designed to confirm the integrity of internal control
systems and management information systems. The
Board of Directors receives an extensive package of
information prepared for each meeting of the Board of
Directors. The information provided at regularly
scheduled quarterly meetings includes unaudited financial
statements together with comparisons to budgeted results
and production statistics.
2.	Majority of directors should be	Yes	The Board of Directors currently consists of ten directors,
	"unrelated" (free from conflicting		two of whom are executive officers of Provident. The
	interest)		other directors are all independent members of the Board
of Directors.
3.	Disclose for each director whether	Yes	Mr. Buchanan and Mr. Findlay are related as they are
	he or she is related, and how that		executive officers of Provident.
conclusion was reached
For the remainder of the directors, none of them or their
associates have (i) worked for Provident or the Trust;
(ii) material contracts with Provident or the Trust; or
(iii) a relationship with Provident or the Trust which
could materially interfere with the director's ability to act with a view to the best interest of Provident or the Trust.
4.	Appoint a Committee responsible	Yes	The Governance, Human Resources and Compensation
	for appointment/assessment of		Committee is responsible for recommending to the Board,
	directors		suitable candidates for nominees for election or
appointment as directors of Provident and assessing the
effectiveness of the Board, its committees and the
contribution of individual directors.

Corporate Governance Guideline of
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5.	Implement a process for assessing	Yes	The Board reviews, on an annual basis, the effectiveness
	the effectiveness of the Board, its		of the Board as a whole, its Committees and individual
	Committees and individual		directors. The Board also has a questionnaire process
	directors.		relating to the effectiveness of the Board and its
Committees. The Chairman also meets independently on
an annual basis with each member of the Board to discuss
such issues.
6.	Provide orientation and education	Yes	In the event a new director is recruited to serve as a
	programs for new directors		member of the Board of Directors, Provident provides
extensive access to management and corporate materials
in order to ensure the director understands Provident and
the Trust and their affairs.
7.	Consider reducing size of Board,	Yes	Provident believes the Board of Directors must have
	with a view to improving		enough directors to carry out its duties efficiently while
	effectiveness		presenting a diversity of views and experiences. The
Board believes that the current size of the Board promotes
effectiveness and efficiency and is appropriate. The size
of the Board is reviewed annually.
8.	Review the compensation of	Yes	The Governance, Human Resources and Compensation
	directors in light of risks and		Committee is responsible for making recommendations to
	responsibilities		the Board of Directors with respect to compensation
related matters. It is difficult to compensate the directors fully for the risks and responsibilities they assume.
Certain risks may be mitigated through Provident's
insurance policy.
9.	Committees should generally be	Yes	Provident's committees are composed entirely of non-
	composed of outside directors, a		management unrelated directors.
majority of whom are unrelated

10.	Appoint a Committee responsible	Yes	The Governance, Human Resources and Compensation
	for approach to corporate		Committee is responsible for corporate governance
	governance issues		issues.
11.	The Board should develop position	Yes	The Board and management have developed a clear
	descriptions for the Board, the		understanding of the position descriptions for the Board
	Chief Executive Officer and the		and senior officers. The Board has also developed clear
	President. The Board should		objectives for the Chief Executive Officer, President and
	approve or develop corporate		other senior officers. The Board of Directors has also
	objectives which the Chief		adopted a mandate which outlines the responsibilities of
	Executive Officer and President		the Board of Directors and works closely with the
	are responsible for meeting		management team to ensure that its objectives are met.
The Board of Directors has implemented a policy of
developing corporate objectives and evaluation
procedures for which the Chief Executive Officer and
President are responsible for meeting.

Corporate Governance Guideline of
	the Toronto Stock Exchange	Compliance	Comments

	12. Establish procedures to enable the	Yes	The Board establishes procedures which enable it to
	Board to function independently of		function independently of management as required. The
	management		Board of Directors, when deemed necessary, will
establish special committees for specific purposes which
are comprised of unrelated directors. Management
representatives do not participate in any discussions of
the Board of Directors where there may be a conflict of
interest. The Board also holds private discussions
separate and apart from management representatives at
each meeting.
13. (a)	Establish an Audit Committee	Yes	The Audit Committee is generally mandated to
	with a specifically defined		(i) monitor audit functions and the preparation of
	mandate		financial statements; (ii) review, among other things, all
prospectuses, material change reports, the annual
information form, management's discussion and analysis,
information circular and earnings press releases; and
(iii) meet with the outside auditors independently of
management.
(b)	all members should be non-	Yes	The present members are M.H. (Mike) Shaikh,
	management directors		Mr. Norman R. Gish and Bruce R. Libin, all of whom are
non-management directors
	14. Implement a system to enable	Yes	Individual directors can engage outside advisers as
	individual directors to engage		required or appropriate.
outside advisers, at the Trust's
expense.